Exhibit 2.2

CERTAIN INFORMATION CONTAINED IN THIS FIRST AMENDMENT TO STOCK

PURCHASE AGREEMENT HAS, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K, BEEN

OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT

WITH [***] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE

OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “First Amendment”) is made as of May 4, 2026, between VSE Corporation, a Delaware corporation (“VSE”) and GenNx360 PAG Buyer, LLC, a Delaware limited liability company (“Seller”). VSE and Seller are referred to herein each individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, the Parties entered into that certain Stock Purchase Agreement (the “SPA”), dated as of January 29, 2026, by and among VSE, VSE Mach Holdco Acquisition Corp., a Delaware corporation, VSE Mach Acquisition Corp., a Delaware corporation, GenNx/PAG IntermediateCo Inc., a Delaware corporation and Seller;

WHEREAS, Section 9.4 of the SPA provides that the SPA may be amended, modified or supplemented by a written agreement signed by each Party; and

WHEREAS, the Parties desire to amend the SPA as set forth herein.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this First Amendment and in the SPA, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments.

a.	The definition of “Income Tax Amount” in Article X of the SPA is amended and restated in its entirety as follows:

““Income Tax Amount” means an amount (which, solely to the extent, if any, that the amount described in clause (c) exceeds the sum of the amounts described in clauses (a) and (b), may be negative) equal to: (a) an amount equal to all unpaid income Taxes of the Company and each of its Subsidiaries, whether determined on a standalone or Affiliated Group basis, for Pre-Closing Tax Periods in respect of which annual Tax Returns are not yet due and have not been filed and solely with respect to (i) jurisdictions in which the Company and its Subsidiaries have previously filed Tax Returns or paid Taxes and (ii) the Additional States, plus (b) the aggregate amount of all unpaid installments of the “net tax liability” (within the meaning of Section 965(h) of the Code) of the Company or any of its Subsidiaries as of the Closing, and [***]. The amount described in clause (a) shall be determined (i) separately for each applicable jurisdiction and shall not be less than zero for each jurisdiction, (ii) in accordance with the historical practices and procedures (including any elections, methods of accounting and other filing positions) of the Company and its Subsidiaries, except as otherwise required by applicable Law or this Agreement, including the conventions provided in Section 5.12(a)(iii), (iii) in the case of any Straddle Period, in accordance with Section 5.12(b), (iv) as if the Taxable periods of the Company and its Subsidiaries and any other Person in which the Company or any of its Subsidiaries owns any equity interests ended as of the end of the day on the Closing Date, including for purposes of Sections 951 and 951A of the Code, (v) taking into account (A) estimated and other Tax payments made, and refunds or overpayments of Tax to the extent available to reduce or otherwise offset any such Taxes, and (B) any penalties and interests attributable to the non-payment of any estimated Taxes for the applicable Taxable period; and (vi) excluding any Tax arising from a Purchaser Closing Date Transaction or a Seller Tax Matter.”

2.	Definitions. Capitalized terms used without definition in this First Amendment have the meanings provided in the SPA.

3.	No Modification. Except as modified by this First Amendment, all other terms and provisions of the SPA shall remain in full force and effect in accordance with their terms.

4.

Effect of Amendment. Whenever the SPA is referred to in the SPA or in any other agreements, documents or instruments, such reference shall be deemed to be to the SPA as amended by this First Amendment.

5.

Other Provisions. Section 9.10 (Counterparts), Section 9.11 (Interpretation) and Section 9.16 of the SPA are hereby incorporated by reference as if set forth herein and shall apply mutatis mutandis to this First Amendment.

* * * * *

IN WITNESS WHEREOF, the Parties have executed and delivered this First Amendment to Stock Purchase Agreement as of the date indicated in the first sentence of this First Amendment.

VSE CORPORATION

By:	/s/ John A. Cuomo
Name: John A. Cuomo
Title: President and Chief Executive Officer

GENNX360 PAG BUYER, LLC

By:	/s/ Ronald Blaylock
Name: Ronald Blaylock
Title: President